EXHIBIT 10.1

GLOBAL GAMING TECHNOLOGIES, LLC

ORGANIZATION AGREEMENT

          THIS ORGANIZATION AGREEMENT is made and entered into this 28th day of February, 2006 by and among each of the undersigned (sometimes individually referred to as a "Party" or collectively referred to as the "Parties"), whose principal places of business are set forth below their respective names.

RECITALS

          WHEREAS, there will be formed a for-profit limited liability company under the name of "GLOBAL GAMING TECHNOLOGIES, LLC" (the "Company") organized under the laws of the State of Colorado for the purpose of operating a business; and

          WHEREAS, the Parties have collectively agreed to subscribe for membership interests in the form of the equity shares of the Company as set forth in this Agreement; and

          WHEREAS, the Parties have agreed that the officers and managers of the Company shall be elected in accordance with, and the capitalization and operation of the Company shall be governed by, the terms and provisions of this Agreement and the Shareholders' Agreement referenced herein.

          NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements contained herein, the Parties agree as follows:

          1.           Name. The name of the Company will be "Global Gaming Technologies, LLC".

          2.           Formation - Articles of Organization and Operating Agreement. There will be executed and filed with the Colorado Secretary of State, Articles of Organization in the form annexed to this Agreement as Exhibit "A" ("Articles"), which Articles have been filed under and in accordance with the laws of the State of Colorado. The Parties shall cause the Operating Agreement annexed hereto as Exhibit "B" to be adopted as and for the Operating Agreement of the Company.

          3          Purposes. The purpose for which the Company is to be organized shall be to transact any other lawful business for which companies may be organized under the laws of the State of Colorado.

          4.           Capital Stock. The total number of shares of capital stock which the Company shall have authority to issue shall be one hundred million (100,000,000) shares of membership interest.

          5.           Initial Stockholders and Capitalization. Joseph Kon ("Kon") shall be the initial, and only, stockholder of the Company at the time it is formed. Initially, equity shares shall be issued to Kon in such a manner as to qualify for a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended.

          Initially, the Company shall issue a total of 300,000 equity shares to Kon, which shares shall represent all the issued outstanding equity shares of the Company. In consideration of the 300,000 equity shares, Kon shall execute and deliver a Technology Transfer Agreement in which he transfers and assigns to the Company all of his right, title and interest in and to two card games developed by Kon: Flash Poker and Russian Roulette (collectively the "Games"). The Technology Transfer Agreement shall include all intellectual property rights of Kon in the Games, including, without limitation, all patent rights, copyright, trademark and all other rights associated with the Games. The transfer of the Games to the Company shall constitute Kon's entire initial capital contribution to the Company.

          Global Casinos, Inc., a Utah corporation ("Global") shall make an initial capital contribution to the Company of $100,000. In consideration of its initial capital contribution, Global shall be issued a total of 100,000 equity shares. Global's capital contribution shall be made at such times and in such increments as may be necessary to meet the working capital requirements of the Company. The Parties recognize and agree that Global's initial capital contribution will, in all likelihood, be used to, among other things, meet certain start-up, general administrative, working capital and operating overhead expenses, and to cover the expenses necessary to further develop the Games and determine if patent and other intellectual property rights with respect to the Games can be obtained and perfected. The Parties shall prepare and agree upon a budget for the initial capital contribution; and the Company shall be managed in accordance with the budget unless modified by agreement of the parties.

          6.           Additional Capitalization.           After Global has completed investing its initial capital contribution, Global shall have the exclusive right, but not the obligation, for a period of 120 days thereafter to make a second capital contribution in the amount of $100,000 (the "Second Contribution"). The decision whether to make the Second Contribution shall be made by Global in its sole judgment; and Global shall have no liability whatsoever should it elect not to make it. In consideration of the Second Contribution, Global shall be issued a total of 200,000 equity shares. Again, Global's Second Contribution shall be made at such times and in such increments as may be necessary to meet the Company's working capital requirements.

          Should the Company require additional capital after Global completes its Second Contribution, the parties agree that any additional working capital made available by Global to the Company shall be made in the form of loans upon terms to be agreed upon. The Company shall also have the right, subject to the agreement of the parties, to raise additional working capital through equity or debt offerings.

          Should Global elect to not make the Second Contribution, the Company shall be free to raise additional working capital from third parties.

          7.           Game Development.           The parties agree that the Games require further development. The Company will undertake that development through the use of independent consultants as well as through the further efforts of Kon. The officers and managers of the Company shall not be entitled to compensation for their services in those capacities. However, for his services in further developing the Games, Kon shall be entitled to reasonable compensation to be agreed upon by the parties.

          9.           Shareholders Agreement. On or before the date of the first issuance of the equity shares of the Company, the undersigned shall each execute and enter into a shareholder's agreement substantially in the form attached hereto and incorporated herein by reference, providing for, among other things, the following:

                    a.           Transfer of Common Stock.

                              i.           Restrictions on Transfer. The parties agree that they shall not sell, pledge or otherwise encumber their equity shares of the Company without first obtaining the unanimous written consent of the remaining stockholders of the Company, and except in strict accordance with the provisions of this Agreement. If so pledged, transferred or encumbered, such stock shall nevertheless remain subject to this Agreement in the hands of the pledgee, donee or other holder and shall be treated as if still owned by the transferring stockholder. The Company shall neither transfer nor reissue any stock interest in the Company in violation of, or without proof of compliance with, this Agreement.

                              ii.           Remedies for Violation of Restrictions on Transfer. Any transfer in violation of the restrictions on transfer outlined in this Agreement will give rise to the remedies set forth in this Agreement, including, but not limited to, the forced liquidation of the breaching stockholder's ownership interest in the Company, the revocation of all licenses and sub-licenses then existing between the Company and the breaching stockholder, and the termination and reversion to the Company of any rights the breaching stockholder may have in and/or to any products offered by the breaching stockholder in furtherance of the business plan contemplated by this Agreement and/or any other document or agreement referenced herein.

                              iii.           Certificate Endorsement. The Company and Parties shall cause any certificates for equity shares of the Company subject to this Agreement to be endorsed substantially as follows:
Notice of Restrictions on Disposition

This certificate and the equity shares represented thereby are subject to the provisions of a Shareholders Agreement dated as of __________ ____, ______ (as it may be amended from time-to-time) whereby the disposition in any manner of such shares of stock or any interest therein is restricted. A copy of said Agreement is on file at the registered office of the Company where it may be inspected.

          10.           Governance of Company.

                    a.           Election of Managers. The initial Managers of the Company shall consist solely of Kon and Global Casinos, Inc. who shall serve until the next annual meeting of the members of the Company and until their successors have been duly elected and qualified.

                              ii.           Appointment of Officers. The Chief Executive Officer and President of the Company shall initially be Joseph Kon. All other officers of the Company shall be appointed by a majority of the Managers of the Company.

                              iii.           Voting. Each Member shall have a vote equal to the number of equity shares of the Company it owns on shareholder matters and each Manager of the Company shall have an equal vote on matters decided by the Managers.

          11.           Organizational Expenses. The Company shall pay its organization expenses.

          12.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

          13.           Assignment. No Party may assign, pledge or transfer this Agreement or any interest herein without the prior written consent of the other Parties.

          14.           Waiver. No waiver of any provision of this Agreement is valid unless it is in writing and signed by the person against whom it is charged.

          15.           Notices. Any and all notices between the parties provided for or permitted under this Agreement or by law shall be in writing and shall be deemed duly served when personally delivered to a Party, or, in lieu of such personal service, when deposited in the United States Mail, certified, postage prepaid, addressed to such Party at its principal place of business specified in this Agreement, or at any address changed in this manner.

          16.           Dispute Resolution. Any claim or controversy arising out of or relating to this Agreement or its breach that the parties cannot resolve among themselves shall, upon the request of any party involved, be submitted to a mediator acceptable to the parties. If the parties cannot agree upon a mediator, then the mediation shall be conducted by the Office of Dispute Resolution. If the mediation is not successful, or if the parties agree in writing to waive mediation, then the dispute shall be submitted to and settled by a mutually selected sole arbitrator in Boulder, Colorado, in accordance with any form of arbitration mutually acceptable to the parties involved. If the parties cannot agree upon an arbitrator, then the arbitration shall be conducted by the Legal Resolution Center in Westminster, Colorado by any available arbitrator in accordance with rules selected by that arbitrator. The decision made pursuant to arbitration shall be rendered within sixty (60) days of submission to arbitration and shall be binding and conclusive on all parties involved; and judgment upon that decision may be entered in the highest court of any forum, federal or state, having jurisdiction. The arbitrator shall have discretion to award attorney's fees and costs to the prevailing party.

          17.           Fax/Counterpart. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

          18.           Finder's Fee. The Company shall pay a finders' fee to Shana Capital, Ltd., 678 S. Pontiac, Denver, Colorado 80224, for its introduction of the Parties. The finder's fee shall consist of (i) 5% of the first $200,000 in capital contribution made by Global to the Company, up to a maximum of $10,000, and (ii) warrants exercisable to purchase a number of equity shares of the Company equal to 5% of the first 300,000 equity shares purchased by Global, up to a maximum of 15,000 warrants. The warrants shall be exercisable for three years at a price of $1.00 per share.

          IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and date first above written:
GLOBAL CASINOS, INC. a Utah corporation

By: /s/ Clifford L. Neuman
Clifford L. Neuman, Interim President

/s/ Joseph Kon
JOSEPH KON